As filed with the Securities and Exchange Commission on January 18, 2005
Registration No. 333-121906

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to
Form S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

KAYDON CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

13-3186040

(I.R.S. Employer Identification No.)

315 East Eisenhower Parkway, Suite 300

Ann Arbor, MI 48108
(734) 747-7025
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter C. DeChants
Vice President, Kaydon Corporation
315 East Eisenhower Parkway, Suite 300
Ann Arbor, MI 48108
734-747-7025
734-747-6565 (FAX)
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)	(with a copy to) Paul R. Rentenbach Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243 313-568-6915 (FAX)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      The Registrant is filing this Amendment No. 1 solely to amend the following Items of Part II of this Registration Statement on Form S-3 previously filed on January 7, 2005: (a) Item 14, to include estimates of Other Expenses of Issuance and Distributions, and (b) Item 17, to include additional undertakings required by Item 512 of Regulation S-K. Part I of this Registration Statement on Form S-3, previously filed on January 7, 2005, is incorporated into this Amendment No. 1 by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the expenses to be borne by Kaydon in connection with the offerings described in this registration statement. All such expenses other than the SEC registration fee are estimates.

SEC registration fee	$47,080
Transfer Agents, Trustee’s and Depositary’s fees and expenses	25,000
Printing fees and expenses	20,000
Accounting fees and expenses	25,000
Legal fees	25,000
Miscellaneous	10,000

Total	$152,080

Item 15.	Indemnification of Directors and Officers

      The DGCL generally empowers Delaware corporations to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

      The DGCL also empowers Delaware corporations to provide similar indemnity to such a person for expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its stockholders, except in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      The DGCL further provides that (i) to the extent a present or former director or officer of a corporation has been successful in the defense of any derivative or third-party action, suit or proceeding or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person, in connection therewith; and (ii) indemnification and advancement of expenses provided for, by, or granted pursuant to, the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

      The DGCL permits a Delaware corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The DGCL further permits a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

      The Company’s certificate of incorporation and bylaws limit liability of the Company’s directors and officers to the maximum extent permitted by law and in the manner permissible under the laws of the State of Delaware.

      The Company’s certificate of incorporation and bylaws also provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability. The Company has obtained such insurance.

Item 16.	Exhibits

      The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.

Exhibit
Number	Description of Exhibits

1.1	*Form of equity underwriting agreement
1.2	*Form of debt underwriting agreement
3.1	Second Restated Certificate of Incorporation of the Company (previously filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 10, 2004 and incorporated herein by reference)
3.2	By-Laws of the Company, as amended through December 9, 2003 (previously filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on March 10, 2004 and incorporated herein by reference)
4.1	Rights Agreement dated as of May 4, 2000 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 24, 2000 and incorporated herein by reference)
4.2	*Form of indenture relating to senior debt securities
4.3	*Form of indenture relating to subordinated debt securities
4.4	*Form of certificate of designation with respect to preferred stock issued hereunder.
4.5	*Form of warrant agreement
5.1	*Opinion of Dykema Gossett PLLC
12.1	Statement re: Computation of ratio of earnings to fixed charges (previously filed as Exhibit 12 to the Company’s Quarterly Report on Form 10-Q for the period ended October 2, 2004, filed on November 10, 2004 and incorporated herein by reference)
12.2	*Statement re: Computation of ratio of combined fixed charges and preference dividends to earnings
23.1	†Consent of Ernst & Young LLP
23.2	†Consent of Dykema Gossett PLLC
23.3	†Notice of Inability to Obtain Consent
24.1	†Power of Attorney (included on signature page of registration statement)

Exhibit
Number	Description of Exhibits

25.1	*Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the trustee under any senior indenture
25.2	*Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the trustee under any subordinated indenture

*	To be filed as an exhibit to an amendment of this Registration Statement or to a Current Report on Form 8-K to be filed by the Registrant in connection with a specific offering.

†	Previously filed.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions detailed in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, in the State of Michigan on January 18, 2005.

KAYDON CORPORATION

By:	/s/ KENNETH W. CRAWFORD

Kenneth W. Crawford
Vice President and
Corporate Controller

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated on January 18, 2005.

Signatures		Title

* Brian P. Campbell		Chairman, President and Director (Principal Executive Officer and Principal Financial Officer)

/s/ KENNETH W. CRAWFORD Kenneth W. Crawford		Vice President and Corporate Controller (Principal Accounting Officer)

* David A. Brandon		Director

Gerald J. Breen		Director

* Thomas C. Sullivan		Director

* B. Joseph White		Director

*By:	/s/ KENNETH W. CRAWFORD Kenneth W. Crawford Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

†23	.1	Consent of Ernst & Young LLP
†23	.2	Consent of Dykema Gossett PLLC
†23	.3	Notice of Inability to Obtain Consent
†24	.1	Power of Attorney (included on signature page of registration statement)

† Previously filed.